Exhibit 6.9

Cooperation Agreement

between	Compax MVNO Venture AG
Kauffmannweg 4
6003 Luzern
Switzerland

(“Partner”)

and	Elf Mobile Inc.
481 South Holt Ave
Los Angeles, CA
90048
USA

(“Contracting Party”)

(each individually a “Party”, together the “Parties”)

regarding	MVNO Services

PREAMBLE

The Parties intend to enter into a collaboration under which the Parties will provide mobile virtual network operator (“MVNO”) services to customers (the “Customers”).

With regards to the overall outline of the cooperation, the parties agree as follows (the “Agreement”):

1. COOPERATION

(a)	The Parties agree to jointly provide MVNO services to Customers in accordance with the terms of this Agreement.

(b)	The Partner will provide these MVNO services and obtain local MVNO authorizations and make the services available to Customers by means of license agreements to end users by means of subscriptions. Depending on local requirements, the Partner will either establish or obtain one MVNO company or license per Customer or one MVNO company or license per country and, in the latter case, serve all Customers (irrespective of the specific structure, these will hereinafter be referred to individually [i.e. per Customer] as MVNO and collectively as MVNOs).

(c)	Partner agrees to enable an MVNO in the U.S. Details on this MVNO shall be amended to both this Agreement and the respective Master Services Agreement between Contracting Party and the Service Provider (see chapter 2.1)

(d)	In case requested by the Contracting Party, Partner shall support on best effort to enable MVNOs / Customers in other countries outside U.S. Details on these MVNOs / Customers shall be amended to both this Agreement and the respective Master Services Agreement between Contracting Party and the Service Provider (see chapter 2.1)

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(e)	Partner undertakes to make the necessary investments in technology and services during the entire term of this Agreement so that the MVNO services always remain at the cutting edge of technology. Partner shall bear all costs in this regard itself.

2. SERVICES PROVIDED BY THE PARTIES

2.1 Services provided by Partner and its Affiliates

The MVNO Services shall be delivered by the Partner´s Affiliate company:

(a)	Compax Software Development US Inc. (“Service Provider”);

(b)	It is agreed that the Contracting Party shall enter in a contractual agreement with Service Provider (“Master Services Agreement”);

(c)	Service Provider agrees to deliver technical solutions, and commit guaranteed payments to partners, including but not limited to T-Mobile, in a total value of not less than Three Million Five Hundred Thousand ($3,500,000) USD.

Service Provider shall be responsible to provide the following services:

(a)	Integration of Service Provider´s service platform into the selected mobile operator´s mobile core network (“MNO”);

(b)	Provision of the IMSI/MSISDN ranges;

(c)	Obtain and maintain all necessary regulatory approvals (e.g. permits, licenses, concessions) as well as compliance with all regulatory requirements (e.g. reporting) for the provision of the services;

(d)	Integration, hosting and operation of MVNOs / Customers, including the provision of technology;

(e)	arranging billing, payment and collection services;

(f)	Provision of customer-specific SIM cards and e-SIMs;

(g)	Provision of customer-specific digital front-end applications (web/e-commerce portal, web self-care, mobile self-care apps for iOS and Android);

(h)	Provision of BI/analytics/reporting functions for the MVNOs / Customers;

(i)	Provision of Cyber Security solutions to the end users of the MVNO / Customer;

(j)	provide mobile connectivity services (voice, SMS and data) obtained from the selected MNO;

2.2 Services provided by Contracting Party

Contracting Party shall provide the following services:

(a)	Acquisition of Customers and conclusion of brand license agreements with Customers;

(b)	Comprehensive marketing and sales support for MVNOs and Customers; and

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(c)	Contracting Party shall not enter into a contractual agreement to provide services or products utilizing Service Provider´s service platform to the entities listed in Annex 1. It is agreed that Contracting Party shall inform Partner on such plans in general and shall not proceed without Partner’s prior written consent.

3. FINANCIALS

(a)	The parties shall bear their own respective costs.

(b)	Irrespective of whether there will be further shareholders, the parties agree on a shareholding ratio in the MVNOs / Customers of 9 (Contracting Party) / 1 (Partner). The parties undertake to conclude one shareholders’ agreement per company.

(c)	Partner shall receive from Contracting Party 10% of the net revenue calculated from the monthly end customer ARPU after minus Service Fees and Wholesale Fees and pre-agreed operational costs/budget with a maximum 10% allowance for change. The pre-approved budget shall be subject to additional adjustment from time to time with Board approval. It is agreed that the min. invoiced amount per end customer per month shall start with USD 0.20 and will be adjusted depending on the amount of subscribers, profitability and average of APRU.

(d)	Prior to entry into any negotiations for the potential sale of end users (“Subscribers”), Partner and Contracting Party shall review Partner´s interest in acquisition. If Partner is not interested in an acquisition, Contracting Party shall be free to market such Subscribers to any potential purchasers and Partner shall assist as required to complete the transfer of such Subscribers.

4. CONFIDENTIALITY

(a)	Each party agrees to keep in strict confidence (i) this Agreement and the terms and conditions set forth in this Agreement and (ii) all confidential information (including personal data) received from the other party or otherwise brought to its attention in connection with this Agreement (collectively, “Confidential Information”).

(b)	Any information that is or has become publicly available without either party having breached the foregoing confidentiality obligation shall not constitute Confidential Information.

(c)	Each party shall have the right to disclose Confidential Information if required to do so by law. In the event of a disclosure required by law, the party concerned shall notify the other party as early as possible of any pending disclosure so that the other party can take all necessary measures to protect its Confidential Information, provided that the disclosing party is not prohibited by law from giving such notice.

(d)	(The obligations set forth in this Section 5 shall survive the termination of this Agreement.

5. TERM AND TERMINATION

(i)	The Agreement enters into force upon signature by both parties and is concluded for a fixed term of five years. Thereafter, the Agreement shall be automatically extended by a further year in each case if it is not terminated in writing at the end of a fixed term subject to a notice period of six months.

(ii)	Termination for good cause remains reserved.

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6. FINAL PROVISIONS

6.1 Contract Annexes

The annexes to this Agreement form an integral part of this Agreement.

6.2 Compensation

Neither Party may set off any of its claims under this Agreement against any of its obligations (e.g. overdue or due invoices) to the respective other Party, and may not invoke a right of retention, unless otherwise agreed in writing.

6.3 Waiver and Amendment

Waiver and Amendment. Any waiver or modification of this Agreement will not be effective unless executed in writing and signed by the representatives of the Party against whom the waiver or modification will be enforced or, alternatively, both Parties. Waiver of any breach of any term or condition of this Agreement shall not be deemed a waiver of any prior or subsequent breach. Failure by either Party to exercise any right or remedy under this Agreement does not signify acceptance of the event or waiver of any such right or remedy.

6.4 Severability

If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement.

6.5 Entire agreement

This Agreement constitutes the complete and entire statement of all conditions and representations of the agreement between Partner and Contracting Party with respect to its subject matter and supersedes all prior writings, discussions, representations or understandings. In the event of a conflict between the terms of this Agreement and the terms of any other attachment, the terms of this Agreement will control.

6.6 Assignment and Transfer

The transfer of this Agreement and/or assignment of claims arising under or in connection with this Agreement requires the prior consent of the other party.

6.7 Governing Law and Jurisdiction

This Agreement shall be construed in accordance with and governed by the material laws of the United States, Delaware with the express exclusion of its conflict of law rules and the UN Convention on Contracts for the International Sale of Goods. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled in accordance with the commercial arbitration rules of the International Chamber of Commerce except where those rules conflict with this provision, in which case this provision controls. Arbitration shall be conducted by a panel of three arbitrators, each party shall assign one arbitrator and the two designated arbitrators shall choose the third arbitrator. The arbitration shall be held in New York, US in English language. Absent agreement of the Parties, or an order by the arbitrator(s) based upon compelling evidence of need, there shall be no discovery in the arbitration. Arbitrators shall be authorized to award costs and attorney’s fees or to allocate them between the Parties. Any court with jurisdiction shall enforce this clause and enter judgment on any aware. Both Parties agree in good faith to seek to resolve disputes amicably before seeking arbitration.

[Signatures on the next page]

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COOPERATION AGREEMENT
Signatures

Compax MVNO Venture AG (Partner)

23.04.2025
Date

/s Frank von Seth
Frank von Seth

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Date

Name	Name

Signature	Signature

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Elf Mobile Inc. (Contracting Party)

23.04.2025
Date

David Phillips
Name

Signature

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Date

Name

Signature

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Annex 1 – Black listed companies

Contracting Party shall not enter into a contractual agreement with the following companies to provide services or products utilizing Service Provider´s service platform:

●	BSS/OSS, MVNE platform & MVNO Service providers, in particular
	○	OXIO
	○	Amdocs
	○	JSC Ingenium
	○	XIUS
	○	Optiva
	○	Gigs

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Annex 2: MVNO Services for Elf Mobile

Partner agrees to deliver MVNO Services to the following Company applying the same contractual and commercial conditions as outlines in the Master Service Agreement and its Annexes:

Elf Mobile Inc.

481 South Holt Ave
Los Angeles, CA 90048
USA

Annex 2 Signatures
Compax MVNO Venture AG (Partner)

Date

Name

Signature

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Date

Name

Signature

Elf Mobile Inc. (Contracting Party)

Date

Name

Signature

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Date

Name

Signature

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